EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM
The Board of Directors
Pilgrim’s Pride Corporation:
We consent to the incorporation by reference in the registration statements (Nos. 333-74984; 333-111929; 333-163639; 333-179563; 333-182586 and 333-186934) on Form S-8 of Pilgrim's Pride Corporation of our reports dated February 11, 2015, with respect to the consolidated balance sheets of Pilgrim’s Pride Corporation as of December 28, 2014 and December 29, 2013, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for the fifty-two weeks ended December 28, 2014 and December 29, 2013 and the fifty-three weeks ended December 30, 2012, and the effectiveness of internal control over financial reporting as of December 28, 2014, which reports appear in the December 28, 2014 annual report on Form  10-K of Pilgrim's Pride Corporation.
Our report dated February 11, 2015, on the effectiveness of internal control over financial reporting as of December 28, 2014, expresses our opinion that Pilgrim’s Pride Corporation did not maintain effective internal control over financial reporting as of December 28, 2014 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states a material weakness related to the design and operating effectiveness of general information technology controls over access to applications and data and the ability to make program changes has been identified and included in management's assessment.
/s/ KPMG LLP
Denver, Colorado
February 11, 2015